Exhibit 99.1

News For Immediate Release

Amplify Energy Announces Third Quarter 2020 Results

HOUSTON, November 5, 2020—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the third quarter of 2020.

Key Highlights

•	During the third quarter of 2020 the Company:

•	Grew oil production volumes by 5% to 10.8 MBbls/d from 10.4 MBbls/d in the second quarter

•	Achieved daily production of 27.7 MBoe/d, which was in line with 27.7 MBoe/d in the second quarter of 2020, despite reduced maintenance capital expense

•	Generated net cash provided by operating activities of $20.6 million

•	Reduced LOE to $27.6 million, from $27.8 million during the second quarter of 2020, by continued realization and execution of long-term cost reduction initiatives

•

Continued the downward trend of cash G&A expense, attaining the previously forecasted annualized run rate of approximately $22 million, a $2.5 million annualized reduction from the first quarter of 2020

•	Implemented Beta field royalty relief effective July 1, 2020, which is expected to generate approximately $7 million per year of incremental revenue (assuming a $40/Bbl WTI price)

•	Delivered Adjusted EBITDA of $24.8 million, an increase of $3.5 million from the previous quarter

•	Realized $16.0 million of Free Cash Flow, an increase of approximately $5 million from the second quarter of 2020

•	Net Debt to Last Twelve Months (“LTM”) EBITDA of 2.8x as of September 30, 2020

•	Approximately 75% of fourth quarter 2020 crude oil production hedged at attractive pricing

•	Robust crude oil hedge position in 2021 with a mix of swaps and collars allowing for upside participation

•	Current mark-to-market hedge book value of $13 million as of October 30, 2020

•	As of October 30, 2020, net debt was $243 million, inclusive of $17 million of cash on hand

Martyn Willsher, Interim Chief Executive Officer and Chief Financial Officer of Amplify commented, “I am very pleased with our third quarter operational and financial results. Despite the continued impact of the ongoing COVID-19 pandemic and depressed commodity prices, we generated significant free cash flow from the continued realization and execution of our liquidity enhancing initiatives and disciplined commodity hedging program, demonstrating the sustainable value of our long-lived, low-decline assets.”

Mr. Willsher continued, “During the remainder of 2020, we will remain focused on operational excellence and capitalizing on all opportunities that enhance shareholder value. We have initiated the fall borrowing base redetermination process and anticipate a result that supports our liquidity position and provides a solid foundation for significant free cash flow generation.”

“This year has been challenging for the industry and our Company, but I remain very confident about Amplify’s future. I am extremely proud of our exceptional employees and grateful for the dedication and resourcefulness they have exhibited during this uncertain and tumultuous time,” Mr. Willsher concluded.

Key Financial Results

During the third quarter of 2020, Amplify generated $24.8 million in Adjusted EBITDA, an increase of $3.5 million from $21.3 million in the second quarter of 2020. This increase exceeded internal expectations and was primarily attributable to higher than expected production, the continued realization of our previously announced cost reduction initiatives and commodity price improvement during the quarter.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $16 million in the third quarter of 2020, an increase of approximate $5 million from $11 million in the prior quarter. This result was primarily attributed to increased revenue and a decrease in capital spending in the quarter.

Selected Operating and Financial Results for the Second and Third Quarters of 2020:

	Third Quarter	Second Quarter
$ in millions	2020	2020
Average daily production (MBoe/d)	27.7	27.7
Total revenues	$52.7	$35.2
Total assets	$421.7	$453.7
Net income (loss)	$17.7	$41.3
Adjusted EBITDA (a non-GAAP financial measure)	$24.8	$21.3
Net debt (1)	$257.0	$272.3
Net cash provided by operating activities	$20.6	$29.9
Total capital	$5.0	$6.8

(1)	As of September 30, 2020 and June 30, 2020, respectively

Revolving Credit Facility and Liquidity Update

Amplify is currently working with its lenders on its fall 2020 borrowing base redetermination and expects the process to be finalized before the end of November.

As of October 30, 2020, Amplify had total net debt of $243 million, with $260 million outstanding under its revolving credit facility and $17 million of cash on hand.

Production and Operations Update

During the third quarter of 2020, average daily production was approximately 27.7 Mboe/d, mirroring that of the second quarter of 2020. While a portion of this result was attributed to receiving royalty relief at Beta, all asset areas met or exceeded internal expectations despite intermittent third-party and weather interruptions. This consistent level of production, achieved with limited capital spending, demonstrates the sustainability of Amplify’s long-lived, low-decline assets and stands as a testament to the hard work put forth by our employees to identify and capitalize on high-return projects.

Production in East Texas exceeded internal forecasts as a result of reduced downtime and efficient workover operations, despite intermittent third-party interruptions. In Oklahoma, the team prudently returned economic wells to production and converted five wells to rod-lift from electrical submersible pumps. These conversions are part of an ongoing program implemented last year, which has facilitated reduced electrical costs and well downtime. At Beta, net production during the third quarter averaged approximately 500 Bbls/d more than the previous quarter, primarily as the result of the royalty rate reduction effective July 1, 2020. This amounts to an approximate $1.7 million increase in revenue for the quarter, in line with the projected annualized increase in revenue of $7 million previously disclosed. Our oil-weighted Bairoil properties maintained stable production from the previous quarter, demonstrating the mature, low-decline nature of the asset. Lastly, third quarter production from our non-operated Eagle Ford assets remained relatively flat when compared with the second quarter of 2020, primarily due to new wells coming online in late May 2020.

Lease operating expenses in the third quarter of 2020 were approximately $27.6 million, a decrease of $0.2 million, from $27.8 million in the second quarter of 2020. This outcome was a strong result considering the second quarter included a significant number of one-time cost reductions, and is a credit to Amplify’s operating team’s continued efforts to reduce costs without impacting safety or production.

Capital Spending Update

Capital spending during the third quarter of 2020 was approximately $5 million, a decrease of approximately $2 million from $7 million in the second quarter. This was slightly higher than forecasted due to additional costs from non-operated Eagle Ford wells that were drilled earlier in the year.

Amplify’s remaining capital budget for the fourth quarter of 2020 is approximately $3 million and is focused principally on maintenance projects, which are essential to equipment integrity and operational efficiency, in addition to high rate of return workover projects.

Hedging Update

As of October 30, 2020, Amplify’s mark-to-market value of its commodity and interest rate hedge book remained a net asset position of $13 million.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed or floor prices at which production is hedged for October 2020 through December 2022, as of November 5, 2020.

	2020	2021	2022
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	1,450,000	925,000	500,000
Weighted Average Fixed Price ($)	$2.26	$2.49	$2.45
Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	420,000	925,000	530,000
Weighted Average Floor Price ($)	$2.60	$2.10	$2.35
Weighted Average Ceiling Price ($)	$2.88	$3.28	$3.09
Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	600,000	500,000
Weighted Average Spread ($)	$(0.46)	$(0.40)
Oil Swaps:
Average Monthly Volume (Bbls)	199,300	155,000	40,000
Weighted Average Fixed Price ($)	$57.41	$45.86	$52.39
Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	14,300
Weighted Average Floor Price ($)	$55.00
Weighted Average Ceiling Price ($)	$62.10
Three-way collars
Average Monthly Volume (Bbls)	30,500	$42,500
Weighted Average Ceiling Price ($)	$65.75	$50.61
Weighted Average Floor Price ($)	$50.00	$40.00
Weighted Average Sub-Floor Price ($)	$40.00	$30.00
NGL Swaps:
Average Monthly Volume (Bbls)	111,450	22,800
Weighted Average Fixed Price ($)	$21.99	$24.25

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which Amplify expects to file with the Securities and Exchange Commission on November 5, 2020.

Conference Call

Amplify will host an investor teleconference today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 7283609. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 7283609.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.
Selected Financial Data - Unaudited
Statements of Operations Data

	Three Months Ended	Three Months Ended
(Amounts in $000s, except per share data)	September 30, 2020	June 30, 2020
Revenues:
Oil and natural gas sales	$52,488	$34,888
Other revenues	257	283

Total revenues	52,745	35,171

Costs and Expenses:
Lease operating expense	27,639	27,828
Gathering, processing and transportation	5,256	4,689
Exploration	5	3
Taxes other than income	3,761	2,195
Depreciation, depletion and amortization	7,950	7,623
Impairment expense	—	—
General and administrative expense	6,443	6,755
Accretion of asset retirement obligations	1,565	1,539
Realized (gain) loss on commodity derivatives	(14,067)	(45,272)
Unrealized (gain) loss on commodity derivatives	28,419	64,437
Other, net	113	—

Total costs and expenses	67,084	69,797

Operating Income (loss)	(14,339)	(34,626)

Other Income (Expense):
Interest expense, net	(3,362)	(6,209)
Other income (expense)	196	(250)

Total Other Income (Expense)	(3,166)	(6,459)

Income (loss) before reorganization items, net and income taxes	(17,505)	(41,085)
Reorganization items, net	(180)	(166)
Income tax benefit (expense)	—	(85)

Net income (loss)	$(17,685)	$(41,336)
Earnings per share:
Basic and diluted earnings (loss) per share	$(0.47)	$(1.10)

Selected Financial Data - Unaudited
Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2020	June 30, 2020
Oil and natural gas revenue:
Oil Sales	$36,868	$22,963
NGL Sales	5,537	3,343
Natural Gas Sales	10,083	8,582

Total oil and natural gas sales - Unhedged	$52,488	$34,888

Production volumes:
Oil Sales - MBbls	997	944
NGL Sales - MBbls	430	435
Natural Gas Sales - MMcf	6,706	6,857

Total - MBoe	2,545	2,523

Total - MBoe/d	27.7	27.7

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$36.98	$24.30
NGL - per Bbl	$12.89	$7.68
Natural gas - per Mcf	$1.50	$1.25

Total - per Boe	$20.63	$13.83

Average unit costs per Boe:
Lease operating expense	$10.86	$11.03
Gathering, processing and transportation	$2.07	$1.86
Taxes other than income	$1.48	$0.87
General and administrative expense	$2.53	$2.68
Depletion, depreciation, and amortization	$3.12	$3.02

Selected Financial Data - Unaudited
Balance Sheet Data

(Amounts in $000s, except per share data)	September 30, 2020	June 30, 2020
Total current assets	$62,502	$84,773
Property and equipment, net	345,733	348,788
Total assets	421,694	453,683
Total current liabilities	51,387	66,794
Long-term debt	265,516	265,516
Total liabilities	417,658	432,428
Total equity	4,036	21,255

Selected Financial Data - Unaudited
Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2020	June 30, 2020
Net cash provided by (used in) operating activities	$20,609	$29,900
Net cash provided by (used in) investing activities	(5,220)	(14,122)
Net cash provided by (used in) financing activities	(15,070)	(4,470)

Selected Operating and Financial Data (Tables)
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2020	June 30, 2020
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$20,609	$29,900
Changes in working capital	(217)	5,766
Interest expense, net	3,362	6,209
Gain (loss) on interest rate swaps	20	(438)
Cash settlements paid (received) on interest rate swaps	462	346
Cash settlements paid (received) on terminated commodity derivatives	—	(17,977)
Amortization and write-off of deferred financing fees	(135)	(2,690)
Reorganization items, net	180	166
Exploration costs	5	3
Acquisition and divestiture related costs	152	44
Severance payments	25	10
Plugging and abandonment cost	312	—
Current income tax expense (benefit)	—	85
Oher	(15)	(109)

Adjusted EBITDA:	$24,760	$21,315

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$24,760	$21,315
Less: Cash interest expense	3,739	3,456
Less: Capital expenditures	4,999	6,791

Free Cash Flow:	$16,023	$11,067

Selected Operating and Financial Data (Tables)
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2020	June 30, 2020
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(17,685)	$(41,336)
Interest expense, net	3,362	6,209
Income tax expense	—	85
Depreciation, depletion and amortization	7,950	7,623
Accretion of asset retirement obligations	1,565	1,539
(Gains) losses on commodity derivatives	14,352	19,165
Cash settlements on expired commodity derivatives	14,067	27,295
Acquisition and divestiture related costs	152	44
Reorganization items, net	180	166
Share/unit-based compensation expense	456	371
Exploration costs	5	3
Loss on settlement of AROs	113	—
Bad debt expense	218	141
Severance payments	25	10

Adjusted EBITDA:	$24,760	$21,315

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$24,760	$21,315
Less: Cash interest expense	3,739	3,456
Less: Capital expenditures	4,999	6,791

Free Cash Flow:	$16,023	$11,067

Contacts

Martyn Willsher – Interim CEO & CFO

(832) 219-9047

martyn.willsher@amplifyenergy.com

Jason McGlynn – VP, Business Development

(832) 219-9055

jason.mcglynn@amplifyenergy.com